SCHEDULE A

to

Amended and Restated Custody Agreement, dated as of December 16, 2020

PORTFOLIO LIST

Dated: November 19, 2025

Global Equity Portfolio

Global Equity Research Portfolio

International Equity Portfolio

International Equity Research Portfolio

International Small Companies Portfolio

Institutional Emerging Markets Portfolio

Emerging Markets Portfolio

Emerging Markets Research Portfolio

Frontier Emerging Markets Portfolio

International Developed Markets Equity Portfolio

HARDING, LOEVNER FUNDS, INC.	THE NORTHERN TRUST COMPANY

By: /s/ Ryan Bowles	By: /s/ Kelly Reed-Clare
Name: Ryan Bowles	Name: Kelly Reed-Clare
Title: President	Title: Vice President

NTAC:3NS-20